Exhibit 99.1

MiX Telematics Reports Preliminary Unaudited Fourth Quarter and Full Fiscal Year 2021 U.S. GAAP Financial Results

Highlights:
Fourth Quarter Fiscal 2021:
•Subscription revenues of $30.8 million
•Net subscriber base of over 744,000 subscribers
•Net income of $2.8 million
•Adjusted EBITDA of $11.3 million, at a 32.9% margin
•Net cash provided by operating activities of $7.6 million leading to positive free cash flow of $5.2 million
•Cash and cash equivalents of $45.5 million at quarter end

Fiscal Year 2021:
•Subscription revenues of $113.4 million
•Net income of $14.6 million
•Adjusted EBITDA of $37.2 million, at a 29.3% margin
•Net cash provided by operating activities of $38.6 million leading to positive free cash flow of $29.9 million

Midrand, South Africa and Boca Raton, May 27, 2021 - MiX Telematics Limited (“MiX Telematics”) (NYSE: MIXT, JSE: MIX), a leading global Software-as-a-Service (“SaaS”) provider of connected fleet management solutions, today announced preliminary unaudited financial results, in accordance with accounting principles generally accepted in the United States (“GAAP”), for the fourth quarter and full fiscal year 2021, which ended March 31, 2021.

“MiX’s fourth quarter performance demonstrated continued success against our key initiatives for fiscal 2021, particularly profitability and cash generation. We continued to see modest improvements in many of our key end markets and business metrics,” said Stefan Joselowitz, Chief Executive Officer of MiX Telematics.

Joselowitz continued, “We enter fiscal 2022 a stronger, more resilient company with a focus on returning the business to growth. We believe the strategic value we delivered to customers during challenging times and the investments we are making across the business position us well to meet our long-term financial targets.”

Financial Results for the Three Months Ended March 31, 2021

Subscription Revenues: Subscription revenues were $30.8 million, a decrease of 2.2% compared to $31.5 million for the fourth quarter of fiscal 2020. Subscription revenues represented 89.6% of total revenues during the fourth quarter of fiscal 2021. Subscription revenues decreased by 4.0% on a constant currency basis, year over year. During the fourth quarter of fiscal 2021, the Company’s subscriber base contracted by a net 4,800 subscribers. The contraction was due to a major energy sector customer reducing its fleet’s size which resulted in a reduction of 6,100 subscribers in the quarter. In order to effect this contraction, the Company received a contract modification fee as part of the contract extension and $1.1 million has been recognized in subscription revenues in the current quarter.

The majority of our revenues and subscription revenues are derived from currencies other than the U.S. Dollar. Accordingly, the weakening of the U.S. Dollar against these currencies (in particular against the South African Rand) following recent currency volatility, has positively impacted our revenue and subscription revenues reported in U.S. Dollars. Compared to the fourth quarter of fiscal year 2020, the South African Rand strengthened by 2% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R14.96 in the fourth quarter of fiscal year 2021 compared to an average of R15.32 during the fourth quarter of fiscal year 2020. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the fourth quarter of fiscal 2021 led to a 1.8% increase in reported U.S. Dollar subscription revenues.

Total Revenues: Total revenues were $34.3 million, a decrease of 5.2% compared to $36.2 million for the fourth quarter of fiscal 2020. Total revenues decreased by 7.4% on a constant currency basis, year over year. Hardware and other revenues were $3.6 million, a decrease of 25.2%, compared to $4.8 million for the fourth quarter of fiscal 2020.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the fourth quarter of fiscal 2021 led to a 2.2% increase in reported U.S. Dollar revenues.

Gross Margin: Gross profit was $22.2 million, compared to $20.8 million for the fourth quarter of fiscal 2020. Gross profit margin was 64.5%, compared to 57.4% for the fourth quarter of fiscal 2020. The lower gross profit margin for the fourth quarter of fiscal 2020 was attributable to accelerated amortization of in-vehicle devices following contraction in certain fleets in the oil and gas vertical in the Americas segment.

Income From Operations: Income from operations was $5.9 million, compared to $3.7 million for the fourth quarter of fiscal 2020. Operating income margin was 17.2%, compared to 10.3% for the fourth quarter of fiscal 2020. Operating expenses of $16.2 million decreased by $0.8 million, or 4.9%, compared to the fourth quarter of fiscal 2020.

Net Income and Earnings Per Share: Net income was $2.8 million, compared to the net loss of $2.4 million in the fourth quarter of fiscal 2020. Net income included a net foreign exchange loss of $0.7 million before tax, as well as a $0.2 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics Limited (“MiX Telematics”) and MiX Telematics Investments Proprietary Limited (“MiX Investments”), a wholly-owned subsidiary of the Company. During the fourth quarter of fiscal 2020, net loss included a net foreign exchange loss of $0.4 million and a $3.5 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments.

Earnings per diluted ordinary share was 0.5 U.S. cents, compared to negative 0.4 U.S. cents in the fourth quarter of fiscal 2020. For the fourth quarter of fiscal 2021, the calculation was based on diluted weighted average ordinary shares in issue of 565.0 million compared to 547.7 million diluted weighted average ordinary shares in issue during the fourth quarter of fiscal 2020. On a ratio of 25 ordinary shares to one American Depositary Share (“ADS”), earnings per diluted ADS was 12 U.S. cents compared to negative 11 U.S. cents in the fourth quarter of fiscal 2020.

The Company’s effective tax rate was 47.3%, compared to 174.2% in the fourth quarter of fiscal 2020. Ignoring the impact of net foreign exchange losses net of tax, the tax rate used in determining non-GAAP net income below was 41.4% compared to 28.7% in the fourth quarter of fiscal 2020.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $11.3 million, compared to $10.6 million for the fourth quarter of fiscal 2020. Adjusted EBITDA margin, a non-GAAP measure, for the fourth quarter of fiscal 2021 was 32.9%, compared to 29.2% for the fourth quarter of fiscal 2020.

Non-GAAP Net Income and Non-GAAP Net Income Per Share: Non-GAAP net income was $3.5 million, compared to $2.9 million for the fourth quarter of fiscal 2020. Non-GAAP net income per diluted ordinary share was 0.6 U.S. cents, compared to 0.5 U.S. cents in the fourth quarter of fiscal 2020. At a ratio of 25 ordinary shares to one ADS, the non-GAAP net income per diluted ADS was 15 U.S. cents compared to 13 U.S. cents in the fourth quarter of fiscal 2020.

Cash and Cash Equivalents and Cash Flow: At March 31, 2021, the Company had $45.5 million of cash and cash equivalents, compared to $18.0 million at March 31, 2020.

Net cash provided by operating activities for the three months ended March 31, 2021 was $7.6 million compared to $6.3 million for the three months ended March 31, 2020. The Company invested $2.5 million in capital expenditures (including investments in in-vehicle devices of $1.3 million), leading to free cash flow, a non-GAAP measure, of $5.2 million in the quarter. The Company generated free cash flow of $3.5 million for the fourth quarter of fiscal 2020 when the Company invested $2.8 million in capital expenditures (including investments in in-vehicle devices of $0.6 million).

Net cash utilized by financing activities amounted to $2.6 million for the fourth quarter of fiscal 2021, compared to $4.5 million utilized during the fourth quarter of fiscal 2020. The cash utilized by financing activities during the fourth quarter of fiscal 2021 consisted of dividends paid of $1.5 million and $1.2 million from a reduction in facilities utilized. The cash utilized in financing activities during the fourth quarter of fiscal 2020 consisted of $1.6 million for the repurchase of ordinary shares, a repayment in short-term debt of $1.5 million and dividends paid of $1.4 million.

During the quarter, the South African Rand weakened against the U.S. Dollar from R14.65 at December 31, 2020 to R14.92 at March 31, 2021 and as a result, cash decreased by $1.0 million due to foreign exchange losses.

Financial Results for the Fiscal Year Ended March 31, 2021

Subscription Revenues: Subscription revenues were $113.4 million, a decrease of 11.1% compared to $127.6 million for fiscal 2020. Subscription revenues represented 89.3% of total revenues during fiscal 2021. Subscription revenues decreased by 6.1% on a constant currency basis. The decline in constant currency subscription revenue was primarily due to the contraction in the Company’s subscriber base as a result of economic conditions attributable to the COVID-19 pandemic. During fiscal 2021, the Company’s subscriber base contracted by a net 73,800 subscribers.

The majority of our revenues and subscription revenues are derived from currencies other than the U.S. Dollar. Accordingly, the strengthening of the U.S. Dollar against these currencies (in particular against the South African Rand) following currency volatility arising from the economic disruption caused by COVID-19, has negatively impacted our revenue and subscription revenues reported in U.S. Dollars. Compared to fiscal year 2020, the South African Rand weakened by 11% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R16.37 during fiscal year 2021 compared to an average of R14.78 for fiscal year 2020. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during fiscal 2021 led to a 5.0% reduction in reported U.S. Dollar subscription revenues.

Total Revenues: Total revenues for fiscal 2021 were $126.9 million, a decrease of 12.9% compared to $145.7 million for fiscal 2020. Total revenues decreased by 8.3% on a constant currency basis. Hardware and other revenues were $13.5 million, a decrease of 25.1%, compared to $18.1 million for fiscal 2020.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during fiscal 2021 led to a 4.6% reduction in reported U.S. Dollar revenues.

Gross Margin: Gross profit was $83.0 million, compared to $92.6 million for fiscal 2020. Gross profit margin was 65.4%, compared to 63.6% for fiscal 2020.

Income From Operations: Income from operations was $18.2 million, compared to $21.0 million in fiscal 2020. The operating income margin was 14.3%, compared to 14.5% in fiscal 2020. Operating expenses of $64.8 million decreased by $6.8 million, or 9.4%, compared to fiscal 2020.

Net Income and Earnings Per Share: Net income for fiscal 2021 was $14.6 million, compared to $11.0 million in fiscal 2020. Net income included a net foreign exchange loss of $1.0 million before tax, as well as a $3.5 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments, a wholly-owned subsidiary of the Company. During fiscal 2020, net income included a net foreign exchange loss of $0.6 million and a $4.3 million deferred tax charge on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments.

Earnings per diluted ordinary share was 2.6 U.S. cents, compared to 1.9 U.S. cents in fiscal 2020. For fiscal 2021, the calculation was based on diluted weighted average ordinary shares in issue of 560.6 million compared to 567.9 million diluted weighted average ordinary shares in issue during fiscal 2020. On a ratio of 25 ordinary shares to one ADS, earnings per diluted ADS was 65 U.S. cents compared to 48 U.S. cents in fiscal 2020.

The Company’s effective tax rate was 15.3%, compared to 47.2% for fiscal 2020. Ignoring the impact of net foreign exchange losses net of tax, the tax rate used in determining non-GAAP net income below was 34.6% compared to 27.1% in fiscal 2020.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $37.2 million, compared to $41.7 million for fiscal 2020. Adjusted EBITDA margin, a non-GAAP measure, for fiscal 2021 was 29.3%, compared to 28.6% in fiscal 2020.

Non-GAAP Net Income and Non-GAAP Net Income Per Share: Non-GAAP net income was $11.9 million, compared to $15.6 million in fiscal 2020. Non-GAAP net income per diluted ordinary share was 2.1 U.S. cents, compared to 2.8 U.S. cents for fiscal 2020. At a ratio of 25 ordinary shares to one ADS, the non-GAAP net income per diluted ADS was 53 U.S. cents compared to 69 U.S. cents in fiscal 2020.

Cash and Cash Equivalents and Cash Flow: Net cash provided by operating activities for fiscal 2021 was $38.6 million compared to $28.2 million for fiscal 2020. The Company invested $8.7 million in capital expenditures (including investments in in-vehicle devices of $4.2 million), leading to free cash flow, a non-GAAP measure, of $29.9 million for the year. The Company generated free cash flow of $7.8 million in fiscal 2020 when the Company invested $20.4 million in capital expenditures (including investments in in-vehicle devices of $13.5 million).

Net cash utilized by financing activities amounted to $5.2 million for fiscal 2021, compared to $15.5 million utilized during fiscal 2020. The cash utilized by financing activities during fiscal 2021 consisted of dividends paid of $5.4 million and a repayment in short-term debt of $0.7 million, offset by proceeds of $0.9 million from the issue of ordinary shares in relation to the exercise of stock options. The cash utilized in financing activities during fiscal 2020 consisted of $9.8 million for the repurchase of ordinary shares and dividends paid of $6.0 million, offset by facilities utilized of $0.3 million.

During the year, the South African Rand strengthened against the U.S. Dollar from R17.92 at March 31, 2020 to R14.92 at March 31, 2021 and as a result, cash increased by $3.0 million due to foreign exchange gains.

Preliminary Financial Information
The unaudited financial information set forth in this release is preliminary and subject to potential adjustments. Adjustments to the consolidated financial statements may be identified when audit work has been finalized for the year-end audit, which could result in potential differences from this preliminary unaudited condensed financial information. Actual results could differ materially. The Company expects to finalize its financial results and file its Annual Report on Form 10-K no later than June 14, 2021.

Quarterly Dividend
The most recent dividend payment of 4 South African cents (0.3 U.S. cents) per ordinary share and 1 South African Rand (7 U.S. cents) per ADS was paid on February 22, 2021 to shareholders on record on February 19, 2021. A dividend of 4 South African cents per ordinary share and 1 South African Rand per ADS will be paid on July 1, 2021 to shareholders on record as of the close of business on June 18, 2021.

The details with respect to the dividends declared for holders of our ADSs are as follows:
Ex dividend on New York Stock Exchange (NYSE)        Thursday, June 17, 2021
Record date                        Friday, June 18, 2021
Approximate date of currency conversion            Monday, June 21, 2021
Approximate dividend payment date            Thursday, July 1, 2021

Share Repurchases
No shares were repurchased during the fiscal year ended March 31, 2021.

Business Outlook
Due to the uncertainty surrounding the level of business disruption as a result of the spread of COVID-19, the Company has suspended its practice of issuing financial guidance and as a consequence no guidance has been issued for the full 2022 fiscal year and the first quarter of fiscal 2022.

Conference Call Information
MiX Telematics management will host a conference call and audio webcast at 8:00 a.m. (Eastern Daylight Time) and 2:00 p.m. (South African Time) on Thursday, May 27, 2021 to discuss the Company’s financial results and current business outlook:
•The live webcast of the call will be available at the “Investor Information” page of the Company’s website,
http://investor.mixtelematics.com.
•To access the call, dial +1-877-451-6152 (within the United States) or 0 800 983 831 (within South Africa) or +1-201-389-0879 (outside of the United States). The conference ID is 13719688.
•A replay of this conference call will be available for a limited time at +1-844-512-2921 (within the United States) or +1-412-317-6671 (within South Africa or outside of the United States). The replay conference ID is 13719688.
•A replay of the webcast will also be available for a limited time at http://investor.mixtelematics.com.

About MiX Telematics Limited
MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS to three-quarters of a million subscribers in over 120 countries. The Company’s products and services provide enterprise fleets, small fleets and consumers with solutions for efficiency, safety, compliance and security. MiX Telematics was founded in 1996 and has offices in South Africa, the United Kingdom, the United States, Uganda, Brazil, Mexico, Australia and the United Arab Emirates as well as a network of more than 130 fleet partners worldwide. MiX Telematics shares are publicly traded on the Johannesburg Stock Exchange (JSE: MIX) and on the New York Stock Exchange (NYSE: MIXT). For more information, visit www.mixtelematics.com.

Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of known and unknown risks and uncertainties, some of which are beyond our control including, without limitation:

•the severity and duration of the COVID-19 pandemic, the pandemic’s economic impact on the geographical locations of our regional service organizations and central service organization, the impact of the pandemic on our customers’ ability to meet their financial obligations, our ability to implement cost containment and business recovery strategies during the pandemic, local and foreign government regulations implemented to combat the pandemic and any future developments on the pandemic;
•our ability to attract, sell to and retain customers;
•our ability to improve our growth strategies successfully, including our ability to increase sales to existing customers;
•our ability to adapt to rapid technological change in our industry;
•competition from industry consolidation;
•loss of key personnel or our failure to attract, train and retain other highly qualified personnel;
•our ability to integrate any businesses we acquire;
•the introduction of new solutions and international expansion;
•our dependence on key suppliers and vendors to manufacture our hardware;
•our dependence on our network of dealers and distributors to sell our solutions;
•businesses may not continue to adopt fleet management solutions;
•our future business and system development, results of operations and financial condition;
•expected changes in our profitability and certain cost or expense items as a percentage of our revenue;
•changes in the practices of insurance companies;
•the impact of laws and regulations relating to the Internet and data privacy;
•our ability to protect our intellectual property and proprietary technologies and address any infringement claims;
•our ability to defend ourselves from litigation or administrative proceedings relating to labor, regulatory, tax or similar issues;
•significant disruption in service on, or security breaches of, our websites or computer systems;
•our dependence on third-party technology;
•fluctuations in the value of the South African Rand;
•economic, social, political, labor and other conditions and developments in South Africa and globally;
•our ability to issue securities and access the capital markets in the future; and
•other risks set forth in our filings with the U.S. Securities Exchange Commission.

We assume no obligation to update any forward-looking statements contained in this press release and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP net income and non-GAAP net income per share, free cash flow and constant currency, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see Annexure A titled “Non-GAAP Financial Measures”. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP is provided in Annexure A.

Investor Contact
Brian Denyeau
ICR for MiX Telematics
ir@mixtelematics.com
+1-855-564-9835

May 27, 2021

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	March 31, 2020	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$17,953	$45,489
Restricted cash	699	854
Accounts receivables, net	24,100	19,265
Inventory, net	3,271	3,109
Prepaid expenses and other current assets	7,375	8,509
Total current assets	53,398	77,226
Property and equipment, net	30,019	23,463
Goodwill	37,923	43,938
Intangible assets, net	15,007	18,303
Deferred tax assets	3,108	3,782
Other assets	4,200	4,434
Total assets	$143,655	$171,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,367	$1,674
Accounts payables	5,251	6,560
Accrued expenses and other liabilities	14,839	18,675
Deferred revenue	5,077	5,788
Total current liabilities	27,534	32,697
Deferred tax liabilities	11,436	9,187
Long-term accrued expenses and other liabilities	5,660	5,863
Total liabilities	44,630	47,747

Stockholders’ equity:
MiX Telematics Limited stockholders’ equity
Preferred stock: 100 million shares authorized but not issued	—	—
Common stock: 600.9 million and 605.6 million no-par value shares issued and outstanding as of March 31, 2020 and March 31, 2021, respectively	66,522	67,401
Less treasury stock at cost: 54 million shares as of March 31, 2020 and March 31, 2021	(17,315)	(17,315)
Retained earnings	67,482	76,710
Accumulated other comprehensive (loss)/income	(11,070)	1,924
Additional paid-in capital	(6,599)	(5,326)
Total MiX Telematics Limited stockholders’ equity	99,020	123,394
Non-controlling interest	5	5
Total stockholders’ equity	99,025	123,399

Total liabilities and stockholders’ equity	$143,655	$171,146

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2020	2021	2020	2021
Revenue
Subscription	$31,471	$30,781	$127,570	$113,351
Hardware and other	4,766	3,564	18,080	13,543
Total revenue	36,237	34,345	145,650	126,894
Cost of revenue
Subscription	11,038	9,500	39,828	33,414
Hardware and other	4,384	2,686	13,187	10,451
Total cost of revenue	15,422	12,186	53,015	43,865
Gross profit	20,815	22,159	92,635	83,029
Operating expenses
Sales and marketing	3,114	3,269	13,324	11,344
Administration and other	13,966	12,981	58,263	53,487
Total operating expenses	17,080	16,250	71,587	64,831
Income from operations	3,735	5,909	21,048	18,198
Other expense	444	627	299	897
Net interest income/(expense)	10	10	67	(72)
Income before income tax expense	3,301	5,292	20,816	17,229
Income tax expense	5,750	2,504	9,829	2,634
Net (loss)/income	(2,449)	2,788	10,987	14,595
Less: Net (loss)/income attributable to non-controlling interest	—	—	—	—
Net (loss)/income attributable to MiX Telematics Limited	$(2,449)	$2,788	$10,987	$14,595

Net (loss)/income per ordinary share:
Basic	$(0.004)	$0.005	$0.02	$0.03
Diluted	$(0.004)	$0.005	$0.02	$0.03

Net (loss)/income per American Depositary Share:
Basic	$(0.11)	$0.13	$0.50	$0.66
Diluted	$(0.11)	$0.12	$0.48	$0.65

Ordinary shares:
Weighted average	547,664	551,441	553,653	549,415
Diluted weighted average	547,664	565,016	567,879	560,624

American Depositary Shares:
Weighted average	21,907	22,058	22,146	21,977
Diluted weighted average	21,907	22,601	22,715	22,425

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended March 31,
	2020	2021
Cash flows from operating activities:
Cash generated from operations	$33,473	$44,003
Interest received	683	641
Interest paid	(204)	(311)
Income tax paid	(5,774)	(5,761)
Net cash provided by operating activities	28,178	38,572

Cash flows from investing activities:
Acquisition of property and equipment – in-vehicle devices	(13,544)	(4,232)
Acquisition of property and equipment – other	(1,162)	(398)
Proceeds from the sale of property and equipment	1,294	4
Acquisition of intangible assets	(5,666)	(4,024)
Loans to external parties	(344)	—
Net cash used in investing activities	(19,422)	(8,650)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares in relation to stock options exercised	—	879
Cash paid for ordinary shares repurchased	(9,764)	—
Cash paid on dividends to MiX Telematics Limited stockholders	(5,999)	(5,359)
Movement in short-term debt	312	(729)
Net cash used in financing activities	(15,451)	(5,209)

Net (decrease)/increase in cash and cash equivalents, and restricted cash	(6,695)	24,713
Cash and cash equivalents, and restricted cash at beginning of the period	27,838	18,652
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(2,491)	2,978
Cash and cash equivalents, and restricted cash at end of the period	$18,652	$46,343

Segment Information
Our operating segments are based on the geographical location of our Regional Sales Offices (“RSOs”) and also include our Central Services Organization (“CSO”). CSO is our central services organization that wholesales our products and services to our RSOs who, in turn, interface with our end-customers, distributors and dealers. CSO is also responsible for the development of our hardware and software platforms and provides common marketing, product management, technical and distribution support to each of our other operating segments.

Each RSO’s results reflect the external revenue earned, as well as its performance before the remaining CSO and corporate costs allocations. Segment performance is measured and evaluated by the chief operating decision maker (“CODM”) using Segment Adjusted EBITDA, which is a measure which uses net income, determined under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, as a starting point.

The segment information provided to the CODM is as follows (in thousands and unaudited):

	Three Months Ended March 31, 2020
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$17,396	$1,804	$19,200	$7,583
Europe	3,023	1,143	4,166	1,652
Americas	5,412	419	5,831	2,584
Middle East and Australasia	4,351	1,096	5,447	2,760
Brazil	1,259	40	1,299	491
Total Regional Sales Offices	31,441	4,502	35,943	15,070
Central Services Organization	30	264	294	(1,291)
Total Segment Results	$31,471	$4,766	$36,237	$13,779

	Three Months Ended March 31, 2021
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$17,470	$1,401	$18,871	$8,880
Europe	3,253	528	3,781	1,704
Americas	4,668	139	4,807	2,167
Middle East and Australasia	4,385	1,426	5,811	2,912
Brazil	985	64	1,049	375
Total Regional Sales Offices	30,761	3,558	34,319	16,038
Central Services Organization	20	6	26	(2,180)
Total Segment Results	$30,781	$3,564	$34,345	$13,858

	Year Ended March 31, 2020
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$70,886	$5,870	$76,756	$33,103
Europe	11,682	3,345	15,027	5,603
Americas	22,322	2,207	24,529	10,370
Middle East and Australasia	17,389	5,741	23,130	11,031
Brazil	5,181	614	5,795	2,366
Total Regional Sales Offices	127,460	17,777	145,237	62,473
Central Services Organization	110	303	413	(9,175)
Total Segment Results	$127,570	$18,080	$145,650	$53,298

	Year Ended March 31, 2021
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$62,453	$5,495	$67,948	$31,781
Europe	12,138	2,441	14,579	6,260
Americas	18,211	770	18,981	7,077
Middle East and Australasia	16,558	4,679	21,237	9,751
Brazil	3,922	142	4,064	1,495
Total Regional Sales Offices	113,282	13,527	126,809	56,364
Central Services Organization	69	16	85	(7,553)
Total Segment Results	$113,351	$13,543	$126,894	$48,811

The following table (unaudited and shown in thousands) reconciles total Segment Adjusted EBITDA to income before tax expense for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2021	2020	2021
Segment Adjusted EBITDA	$13,779	$13,858	$53,298	$48,811
Corporate and consolidation entries	(2,278)	(1,789)	(8,366)	(8,879)
Operating lease costs (1)	(407)	(438)	(1,610)	(1,652)
Product development costs (2)	(297)	(336)	(1,363)	(1,112)
Loss contingency (3)	(233)	—	(233)	—
Depreciation and amortization	(6,489)	(4,996)	(19,972)	(16,559)
Impairment of long-lived assets	(6)	(1)	(6)	(8)
Stock-based compensation costs	(227)	(313)	(660)	(1,273)
(Increase)/decrease in restructuring costs (4)	—	(27)	1	(1,055)
Net (loss)/profit on sale of property and equipment	(103)	(5)	270	(13)
Net foreign exchange losses	(448)	(671)	(610)	(959)
Net interest income/(expense)	10	10	67	(72)
Income before tax expense	$3,301	$5,292	$20,816	$17,229

Description of reconciling items:
1.For the purposes of calculating Segment Adjusted EBITDA, operating leases have been capitalized, except for leases with a term of no more than 12 months or leases of low value assets. Where operating leases are capitalized for segment reporting purposes, the amortization of the right-of-use asset and the interest on the operating lease liability are excluded from the Segment Adjusted EBITDA. Therefore, in order to reconcile Segment Adjusted EBITDA to net income before taxes, the total lease expense in respect of operating leases needs to be deducted.

2.For segment reporting purposes, product development costs, which do not meet the capitalization requirements under ASC 730 Research and Development or under ASC 985 Software, are capitalized and amortized. The amortization is excluded from Segment Adjusted EBITDA. In order to reconcile Segment Adjusted EBITDA to net income before taxes, product development costs capitalized for segment reporting purposes need to be deducted.

3.For segment reporting purposes, a loss contingency (51% probability), had been raised prior to fiscal 2020. As of March 31, 2020, the loss contingency was no longer needed because an outflow was considered remote. For GAAP, this loss contingency was never recognized because the recognition requirements of ASC 450 Contingencies had never been met. Therefore, in order to reconcile Segment Adjusted EBITDA to net income before taxes, the decreases to the loss contingency, recognized for segment reporting purposes, needed to be deducted.

4.During fiscal 2021, $0.7 million, $0.2 million, $0.1 million and $0.1 million of the restructuring costs related to the CSO, Africa, North America and Middle East and Australasia reporting segments, respectively.

Annexure A: Non-GAAP Financial Measures

We use certain measures to assess the financial performance of the business. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP, or are calculated using financial measures that are not calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP net income and non-GAAP net income per share, free cash flow and constant currency.

An explanation of the relevance of each of the non-GAAP measures, a reconciliation of the non-GAAP measures to the most directly comparable measures calculated and presented in accordance with GAAP and a discussion of their limitations is set out below. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with GAAP or those calculated using financial measures that are calculated in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are two of the profit measures reviewed by the chief operating decision maker (“CODM”). We define Adjusted EBITDA as the income before income taxes, net interest income, net foreign exchange gains/(losses), depreciation of property and equipment including capitalized customer in-vehicle devices, amortization of intangible assets including capitalized internal-use software development costs and intangible assets identified as part of a business combination, stock-based compensation costs, restructuring costs and profits/(losses) on the disposal or impairments of assets or subsidiaries. We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

We have included Adjusted EBITDA and Adjusted EBITDA margin in this press release because they are key measures that the Company’s management and Board of Directors use to understand and evaluate its core operating performance and trends; to prepare and approve its annual budget; and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA margin can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its operating results.

A reconciliation of net income to Adjusted EBITDA, the most directly comparable financial measure presented in accordance with GAAP, for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended March 31,		Year Ended March 31,
	2020	2021	2020	2021
Net (loss)/income	$(2,449)	$2,788	$10,987	$14,595
Plus: Income tax expense	5,750	2,504	9,829	2,634
(Less)/plus: Net interest (income)/expense	(10)	(10)	(67)	72
Plus: Foreign exchange losses	448	671	610	959
Plus: Depreciation (1)	5,586	3,964	16,149	12,878
Plus: Amortization (2)	903	1,032	3,823	3,681
Plus: Impairment of long-lived assets	6	1	6	8
Plus: Stock-based compensation costs	227	313	660	1,273
Plus/(less): Net loss/(profit) on sale of property and equipment	103	5	(270)	13
Plus/(less): Restructuring costs	—	27	(1)	1,055
Adjusted EBITDA	$10,564	$11,295	$41,726	$37,168
Adjusted EBITDA margin	29.2%	32.9%	28.6%	29.3%

1.Includes depreciation of owned equipment (including in-vehicle devices).
2.Includes amortization of intangible assets (including intangible assets identified as part of a business combination).

Our use of Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these performance measures in isolation from, or as a substitute for, analysis of our results as reported under GAAP.

Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to the Company;
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure; and
•certain of the adjustments (such as restructuring costs, impairment of long-lived assets and others) made in calculating Adjusted EBITDA are those that management believes are not representative of our underlying operations and, therefore, are subjective in nature.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including income from operations, net income and our other results.

Non-GAAP Net Income and Non-GAAP Net Income Per Share
Non-GAAP net income is defined as net income excluding net foreign exchange gains/(losses) net of tax.
We have included non-GAAP net income per share in this press release because it provides a useful measure for period-to-period comparisons of our core business by excluding net foreign exchange gains/(losses) net of tax and associated tax consequences from earnings. Accordingly, we believe that non-GAAP net income per share provides useful information to investors and others in understanding and evaluating our operating results.

The following tables (in thousands, except per share data, and unaudited) reconcile Net (Loss)/Income to Non-GAAP Net Income and Diluted Net Income Per Ordinary Share or ADS to Non-GAAP Net Income Per Ordinary Share or ADS for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2021	2020	2021
Net (loss)/income	$(2,449)	$2,788	$10,987	$14,595
Net foreign exchange losses	448	671	610	959
Income tax effect of net foreign exchange losses	4,860	34	4,028	(3,657)
Non-GAAP net income	$2,859	$3,493	$15,625	$11,897

Net income per ordinary share – diluted	#	$0.01	$0.02	$0.03
Effect of net foreign exchange losses to net income	#	#	#	#
Income tax effect of net foreign exchange losses	#	#	#	#
Non-GAAP net income per ordinary share – diluted	#	$0.01	$0.03	$0.02

Net (loss)/ income per ADS – diluted	$(0.11)	$0.12	$0.48	$0.65
Effect of net foreign exchange losses to net income	0.02	0.03	0.03	0.04
Income tax effect of net foreign exchange losses	0.22	#	0.18	(0.16)
Non-GAAP net income per ADS – diluted	$0.13	$0.15	$0.69	$0.53

# Amount less than $0.01

Free Cash Flow
Free cash flow is determined as net cash provided by operating activities less capital expenditure for investing activities. We believe that free cash flow provides useful information to investors and others in understanding and evaluating the Company’s cash flows as it provides detail of the amount of cash the Company generates or utilizes after accounting for all capital expenditures including investments in in-vehicle devices.

The following table (in thousands and unaudited) reconciles Net Cash Provided by Operating Activities to Free Cash Flow for the periods shown:

	Three Months Ended March 31,		Year Ended March 31,
	2020	2021	2020	2021
Net cash provided by operating activities	$6,300	$7,638	$28,178	$38,572
Less: Capital expenditure payments	(2,778)	(2,465)	(20,372)	(8,654)
Free cash flow	$3,522	$5,173	$7,806	$29,918

Constant Currency
Constant currency information has been presented to illustrate the impact of changes in currency rates on the Company’s results. The constant currency information has been determined by adjusting the current financial reporting period results to the prior period average exchange rates, determined as the average of the monthly exchange rates applicable to the period. The measurement has been performed for each of the Company’s currencies, including the South African Rand and British Pound. The constant currency growth percentage has been calculated by utilizing the constant currency results compared to the prior period results.

The constant currency information represents non-GAAP information. We believe this provides a useful basis to measure the performance of our business as it removes distortion from the effects of foreign currency movements during the period.
Due to the significant portion of our customers who are invoiced in non-U.S. Dollar denominated currencies, we also calculate our subscription revenue growth rate on a constant currency basis, thereby removing the effect of currency fluctuation on our results of operations.
The following tables (in thousands, except year over year change) provide the unaudited constant currency reconciliation to the most directly comparable GAAP measure for the periods shown:

Subscription Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2020	2021
Subscription revenue as reported	$31,471	$30,781	(2.2)%
Conversion impact of U.S. Dollar/other currencies	—	(569)	(1.8)%
Subscription revenue on a constant currency basis	$31,471	$30,212	(4.0)%

Total Revenue:
	Three Months Ended March 31,		Year Over Year Change
	2020	2021
Total revenue as reported	$36,237	$34,345	(5.2)%
Conversion impact of U.S. Dollar/other currencies	—	(790)	(2.2)%
Total revenue on a constant currency basis	$36,237	$33,555	(7.4)%

Subscription Revenue:
	Year Ended March 31,		Year Over Year Change
	2020	2021
Subscription revenue as reported	$127,570	$113,351	(11.1)%
Conversion impact of U.S. Dollar/other currencies	—	6,437	5.0%
Subscription revenue on a constant currency basis	$127,570	$119,788	(6.1)%

Total Revenue:
	Year Ended March 31,		Year Over Year Change
	2020	2021
Total revenue as reported	$145,650	$126,894	(12.9)%
Conversion impact of U.S. Dollar/other currencies	—	6,667	4.6%
Total revenue on a constant currency basis	$145,650	$133,561	(8.3)%